Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CURIOSITYSTREAM INC.

CuriosityStream Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 14, 2020 (the “Second Amended and Restated Certificate”).

2.Section 8.1 of the Second Amended and Restated Certificate is hereby amended to read in its entirety as follows:
Section 8.1 Limitation of Director and Officer Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as the case may be. If the DGCL, or any other law of the State of Delaware, is amended hereafter to permit the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or an office of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

3.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Tia Cudahy, its Chief Operating Officer and General Counsel, this 7th day of August, 2024.

By: /s/ Tia Cudahy
Name: Tia Cudahy
Title: Chief Operating Officer and General Counsel